RF INDUSTRIES, LTD.                                     For Immediate Release
RF Connectors/Neulink Telemetry/Bioconnect Medical

Investor Contact:                                       Company Contact:
 Neil Berkman Associates                                Howard Hill, President
(310) 277 - 5162                                        (858) 549-6340
 info@berkmanassociates.com                              rfi@rfindustries.com


                 George R. Marks Named President & General Manager
                      of RF Industries' Bioconnect Division


           SAN DIEGO, CA, December 28, 2004 . . . RF INDUSTRIES, LTD, (NASDAQ:RFIL) today announced that George R. Marks has been named President & General Manager of the Company's Bioconnect Division.
           "George joined us as a consultant last Spring to organize, direct and establish efficient manufacturing processes for Bioconnect. George's team building skills, dedication and long hours were instrumental in supporting the doubling of Bioconnect's sales in fiscal 2004," said Howard Hill, President of RF Industries.
           Marks, 53, came out of retirement this year to join RFI's Bioconnect operations. From 1989 to his retirement in 2000, he was Vice President and General Manager at Culver City, California-based Q-Tech Corporation, a leading manufacturer of high-reliability Hybrid Crystal Oscillators, where he was responsible for building production and manufacturing processes which were instrumental in supporting Q-Tech's sales growth from $4 million to over $17 million. In 1998 he helped develop a Manufacturing Training Program at Loyola Marymount University, Los Angeles. From 1985 to 1989, he was an Operations Manager at Teledyne Microelectronics, Los Angeles, and from 1980 to 1985 was Senior Test Manager, Tactical Data Command Center, at Litton Data Systems, Los Angeles.
           "During the 1970's, Marks served in the United States Marine Corps, as Special Security Detail for United States dignitaries overseas. As a Marine Security Guard in Saudi Arabia and Morocco, he provided security support for Secretary of State Henry Kissinger and Secretary of Defense Harold Brown. We are pleased to have an individual of his caliber and experience join our management team," said Hill.

      About Bioconnect
           Bioconnect designs, manufactures and markets specialized FDA approved electrical cable assemblies and leads for the medical monitoring device market which are used in cardiac, neurological, clinical, EMT and hospital settings.

      About RF Industries
           RF Industries' Connector division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Connector's Bioconnect Medical cable operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market. The Company's Neulink business designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems.

      The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


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 7610 Miramar Road, San Diego, CA 92126-4202   (858) 549-6340 (800) 233-1728
  FAX (858) 549-6345
  E-mail: rfi@rfindustries.com     Internet: www.rfindustries.com